                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             STRATUS COMPUTER, INC.

                (Name of Registrant as Specified In Its Charter)

                             STRATUS COMPUTER, INC.

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                             STRATUS COMPUTER, INC.

                             55 FAIRBANKS BOULEVARD
                        MARLBOROUGH, MASSACHUSETTS 01752

                                                                  March 15, 1994

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Stratus Computer, Inc., which will be held on Tuesday, April 19, 1994, at 2:00 PM, at the offices of the Company, 55 Fairbanks Boulevard, Marlborough, Massachusetts.

      The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about Stratus' directors and executive officers.

      Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy. You can revoke it at any time prior to the meeting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

                                        Sincerely,

                                        William E. Foster
                                        Chairman of the Board
                                        Chief Executive Officer

                             STRATUS COMPUTER, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 19, 1994

     The Annual Meeting of Stockholders of Stratus Computer, Inc. (the "Company") will be held at the offices of the Company, 55 Fairbanks Boulevard, Marlborough, Massachusetts, on Tuesday, April 19, 1994, at 2:00 PM, for the following purposes:

     1.  To elect two Class I directors for a three year term.

     2. To approve amendments to the 1983 Stock Option Plan and the Non-Qualified Common Stock Option Plan increasing the maximum combined aggregate number of shares of common stock authorized to be issued under both plans from 7,680,200 to 8,780,200 and limiting the number of shares for which options may be granted to any person in any fiscal year to a maximum of 100,000 shares per plan.

     3. To approve an amendment to the Employee Stock Purchase Plan extending the expiration date of the plan to December 31, 2004.

     4. To ratify the selection by the Board of Directors of Ernst & Young as the Company's independent auditors.

     5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Stockholders of record at the close of business on February 22, 1994 will be entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting.

                                        By order of the Board of Directors

                                        FREDERICK S. PRIFTY, Clerk
Marlborough, Massachusetts
March 15, 1994

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                             STRATUS COMPUTER, INC.

                             55 FAIRBANKS BOULEVARD
                        MARLBOROUGH, MASSACHUSETTS 01752
                                 (508) 460-2000

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stratus Computer, Inc. (the "Company"). The proxies will be used at the Annual Meeting of Stockholders to be held on April 19, 1994 and at any adjournment of that meeting. Each proxy will be voted in accordance with the instructions specified, and, if no instruction is specified, the proxy will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by a written revocation, a subsequently dated proxy or an oral request at the meeting.

     The Board of Directors has fixed February 22, 1994 as the record date for the determination of stockholders entitled to vote at the meeting. On that date there were outstanding and entitled to vote 24,125,868 shares of common stock of the Company. Each share is entitled to one vote.

     A plurality of the shares voting is required for the election of directors. Approval of each of the other matters which is before the meeting will require the affirmative vote of the holders of a majority of the shares voting thereon. No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of a majority of the outstanding shares as of the record date. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the board of directors as inspectors.

     All shares represented at the meeting, by holders present either in person or by proxy, will be deemed to be represented for purposes of constituting a quorum. Shares which are represented at the meeting but as to which the holder abstains from voting or has no voting authority in respect of a particular matter (such as in the case of a broker non-vote) will not be deemed to be voted on such matter and will not be the equivalent of negative votes on such matter.

     The following table sets forth, to the knowledge of the Company, the only beneficial owners of more than 5% of the Company's outstanding common stock as of February 11, 1994. This information is based on the most recent statements on
Schedule 13G filed with the Securities and Exchange Commission or on other information available to the Company.


                                                                   SHARES OF
                                                                    COMMON
                                                                     STOCK
                                                                  BENEFICIALLY
     NAME AND ADDRESS                                               OWNED           PERCENT
     ----------------                                             ------------      --------
     Neuberger & Berman.........................................   2,361,563          9.8
          605 Third Avenue
          New York, New York 10158-3698
     FMR Corp...................................................   1,435,000          5.9
          82 Devonshire Street
          Boston, Massachusetts 02109-3614
     Harris Bretall Sullivan & Smith, Inc.......................   1,340,403          5.6
          One Post Street, Suite 2300
          San Francisco, California 94104
     Wertheim Schroder & Co. Incorporated.......................   1,305,750          5.4
          787 Seventh Avenue
          New York, New York 10019-6016

     The Company's Annual Report to Stockholders for the year ended January 2, 1994 is being mailed to stockholders together with this Proxy Statement. The date of mailing of this Proxy Statement is expected to be on or about March 15, 1993.

                             ELECTION OF DIRECTORS

                               (ITEM 1 OF NOTICE)

     The members of the Board of Directors are classified into three Classes. Classes I and II each currently has two directors and Class III currently has three directors. The present terms of the Class II and Class III directors extend until the 1995 and 1996 Annual Meetings of Stockholders, respectively. The present terms of the Class I directors expire at the 1994 Annual Meeting, and the Board has fixed at two the number of Class I directors to be elected at the meeting.

     The proxy will be voted to elect as Class I directors the two nominees (Messrs. Carr and Foster), unless authority to vote for the election of directors is withheld by marking the proxy to that effect or the proxy is marked with the names of directors as to whom authority to vote is withheld. Each of the nominees is presently a director of the Company and has consented to serve if re-elected.

     Each Class I director will be elected to hold office until the third annual meeting of stockholders following the 1994 Annual Meeting (1997) and until his successor is elected and qualified. If a nominee becomes unavailable, the proxy may be voted, unless authority has been withheld as to the nominee, for the election of a substitute.

     Set forth below are the names of each nominee and the positions and offices held by him, his age at February 1, 1994, the year in which he became a director of the Company, his principal occupation and business experience for at least the last five years, and the names of other publicly-held companies for which he serves as a director. Following that is the same information regarding the other directors of the Company.

CLASS I DIRECTORS -- NOMINEES FOR ELECTION AT THE ANNUAL MEETING TO BE HELD APRIL 19, 1994

                        NAME, PRINCIPAL OCCUPATION,                           DIRECTOR
                   BUSINESS EXPERIENCE AND DIRECTORSHIPS                       SINCE      AGE
- ----------------------------------------------------------------------------  --------    ---
Arthur Carr.................................................................    1990      62
  He was, from 1982 to 1986, Executive Vice President and General Manager of
  the Information Systems Group of Motorola, Inc., from 1986 to 1989,
  President of Stellar Computer, Inc, a manufacturer of graphics super computers, from 1989 to 1991, President of Carr & Associates Management
  Consultants, and from 1991 through November 1993, Chairman, President and
  Chief Executive Officer of Bytex Corporation, a manufacturer of data communications equipment. Since November 1993, Mr. Carr has been a private investor. Mr. Carr is a director of Wellfleet Communications, Inc., a data communications manufacturer.
William E. Foster...........................................................    1980      49
  Mr. Foster was a founder of the Company and has been, since 1980, Chairman and Chief Executive Officer of the Company. From 1980 until November 1993,
  Mr. Foster also served as President of the Company.

                        NAME, PRINCIPAL OCCUPATION,                           DIRECTOR
                   BUSINESS EXPERIENCE AND DIRECTORSHIPS                       SINCE      AGE
- ----------------------------------------------------------------------------  --------    ---
CLASS II DIRECTORS -- TERMS EXTENDING UNTIL 1995
Paul J. Ferri...............................................................    1981      55
  He has been, since 1978, a general partner of Hellman, Ferri Investment
  Associates, since 1982, a general partner of Matrix Partners, L.P., since
  1985, a general partner of Matrix Partners II, L.P., and since 1990, a general partner of Matrix Partners III, L.P., all of which are venture capital investment partnerships. Mr. Ferri is a director of BancTec, Inc., a manufacturer of check-processing equipment, and Xyplex Corporation, a manufacturer of data communications equipment.
Gardner C. Hendrie..........................................................    1985      61
  He has been, since May 1985, a private investor and independent consultant, and since 1987, a general partner of Sigma Partners, a venture capital investment partnership. Mr. Hendrie was a founder of the Company and, from 1980 through 1985, served the Company as an executive officer in various senior engineering management positions.


CLASS III DIRECTORS -- TERMS EXTENDING UNTIL 1996

Alexander V. d'Arbeloff.....................................................    1980      66
  He has been, since 1971, President and Chief Executive Officer of
  Teradyne, Inc., a producer of automatic test equipment for the electronics industry. Mr. d'Arbeloff is a director of Teradyne, Inc. and BTU
  Corporation, a manufacturer of thermal processing equipment.
Robert M. Morrill...........................................................    1983      56
  He was, from July 1983 through December 1990, a general partner of H & Q
  Investment Partners, a venture capital investment partnership. Since
  January 1991, Mr. Morrill has been a private investor. Mr. Morrill is a director of VMark Software, Inc., a developer of database and application software.
Gary E. Haroian.............................................................    1993      42
  Mr. Haroian joined the Company in 1983 as Corporate Controller and has since served in the following senior management positions: 1985-1988, Vice
  President, Finance and Administration and Treasurer; 1988-1990, Senior
  Vice President, Finance and Administration, Treasurer, and Chief Financial
  and Accounting Officer; 1990-1991, Vice President and General Manager,
  Corporate Division; 1991-1992, Senior Vice President and General Manager,
  Corporate Division; 1992-November 1993, Executive Vice President and
  General Manager, Corporate Operations; and since November 1993, President and Chief Operating Officer.

                   STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth information as of February 11, 1994 as to shares of common stock of the Company beneficially owned by each of the directors and executive officers of the Company and the directors and executive officers as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares owned.

                                                                                BENEFICIAL
                                                                                OWNERSHIP
                                                                             OF COMMON STOCK
                                                                            ------------------
                                                                            NUMBER        PERCENT
                                                                              OF            OF
                                                                            SHARES(1)    OWNERSHIP
                                                                            -------      ---------
Alexander V. d'Arbeloff..................................................   117,588        .5%
Arthur Carr(2)...........................................................    15,000       .06%
Paul J. Ferri............................................................    98,312        .4%
William E. Foster(3).....................................................   352,281       1.5%
Gary E. Haroian..........................................................   101,299        .4%
Gardner Hendrie(4).......................................................    44,240        .2%
Robert M. Morrill(5).....................................................    30,000        .1%
Robert E. Donahue........................................................    34,602        .1%
Richard L. Tarulli.......................................................    65,153        .3%
All directors and executive officers as a group (9 persons)..............   858,475       3.6%

- ---------------

(1) Includes 412,150 shares which may be acquired within sixty days after February 11, 1994 by exercise of stock options by the directors and executive officers as follows: Mr. d'Arbeloff, 23,000; Mr. Carr, 14,000; Mr. Ferri, 22,000; Mr. Foster, 117,500; Mr. Haroian, 99,830; Mr. Hendrie, 18,000; Mr. Morrill, 20,000; Mr. Donahue, 33,320; and Mr. Tarulli, 64,500.
     Of those shares, 141,599 would be fully vested as to all directors and all executive officers as a group within that sixty day period, and the holders would have investment and voting powers; the remaining shares would be subject to vesting, and the holders would have voting but not investment powers until the shares vested.

(2) Excludes 400 shares held by Mr. Carr's wife, beneficial ownership of which he disclaims.

(3) Excludes 67,000 shares held directly by Mr. Foster's wife, beneficial ownership of which he disclaims.

(4) Excludes 700 shares held by Mr. Hendrie for the benefit of his children, beneficial ownership of which he disclaims.

(5) Includes 10,000 shares held by Morrill Associates Limited Partners, of which Mr. Morrill and members of his family are partners.


               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During 1993, the Board of Directors of the Company held seven meetings. Each incumbent director attended at least 75% of the aggregate number of the meetings of the Board and the meetings of the committees of the Board on which he served.

The Board of Directors has an Audit Committee which held two meetings during 1993. The current members of the Audit Committee are Messrs. Ferri and Morrill. The principal functions of the Committee are to review matters relating to the examination of the Company by its independent auditors and its accounting control procedures.

     The Board of Directors has a Compensation and Stock Option Committee which held two meetings during 1993. The current members of this Committee are Messrs. d'Arbeloff, Carr, Ferri, Hendrie and Morrill, comprising all of the non-employee directors. The principal functions of the Committee are to fix the compensation of senior management and to administer the grant of options under the Company's stock option plans.

     The Board of Directors does not have a nominating or similar committee.

                             EXECUTIVE COMPENSATION

I.  SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid for services rendered to the Company in all capacities during the fiscal years ended January 2, 1994, January 3, 1993 and December 29, 1991 to the chief executive officer, the three persons serving as executive officers on January 2, 1994, and the two other persons who served as executive officers during fiscal 1993.

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                                ANNUAL COMPENSATION      SHARES UNDER
              NAME AND                          --------------------        OPTION           ALL OTHER
         PRINCIPAL POSITION                     SALARY(1)     BONUS       AWARDS(2)       COMPENSATION(1)
        (AT JANUARY 2, 1994)           YEAR        ($)         ($)           (#)                ($)
- ------------------------------------   ----     ---------     ------     ------------     ---------------
- ------------------------------------
William E. Foster...................   1993      450,000      29,100        60,000             7,075
Chairman & Chief                       1992      475,008       6,600             0             8,728
Executive Officer                      1991      465,008      35,800        30,000             8,475

Gary E. Haroian.....................   1993      315,000      19,123        62,000             7,075
President &                            1992      315,000       5,715             0             8,728
Chief Operating Officer                1991      284,667      30,685        22,000             8,475

Robert E. Donahue...................   1993      225,000       7,483        24,000             6,836
Vice President Finance &               1992      195,000       2,855             0             6,400
Chief Financial Officer                1991      161,666      15,345         9,000             4,850

Richard L. Tarulli..................   1993      300,000      41,547        45,000             7,075
Senior Vice President,                 1992      285,000       6,120             0             8,728
Worldwide Sales and Service            1991      263,827      15,580        15,000             8,475

Robert A. Freiburghouse(3)..........   1993      310,000      27,571        38,000           568,325
                                       1992      300,000       6,100             0             8,728
                                       1991      294,168      30,300        18,000             8,475

Paul R. Tucker(4)...................   1993      300,000           0        27,000             7,075
                                       1992      300,000         900             0             8,728
                                       1991      291,668       7,800        15,000             8,475

- ---------------

(1) Salary includes amounts deferred by the named executive officer and All Other Compensation consists exclusively of (except for Mr. Freiburghouse in 1993) the Company's contribution under the Company's capital accumulation plan established pursuant to Section 401(k) of the Internal Revenue Code. Under the capital accumulation plan, each participant may defer up to fifteen percent of his annual salary up to an annual maximum amount prescribed by IRS regulations ($7,075 in 1993). The Company matches such deferrals to the extent of achievement by the Company of certain profit goals.


(2) All options granted in 1991 were canceled in 1993 under a share for share option exchange program. 1993 option grants include new options granted in exchange for the canceled 1991 options. See Option Grants Table and Ten-Year Option Repricing Table below.

(3) Mr. Freiburghouse was a founder of the Company and served as Senior Vice President and General Manager of the Telecommunications Division until his resignation as an executive officer in November 1993. Upon his resignation, the Company entered into an employment agreement with Mr. Freiburghouse pursuant to which his salary ($25,833 per month) will continue through December 31, 1995. The amount set forth for him in 1993 for all other Compensation consists of $7,075 contributed by the Company under the capital accumulation plan and $561,250, which is the amount accrued by the Company in 1993 for all salary payable under the employment agreement.

(4) Mr. Tucker served as Senior Vice President and General Manager of the International Division until his resignation in April 1993 and thereafter was not an executive officer.

II.  OPTION GRANTS TABLE

     The following table sets forth information with respect to stock options granted by the Company to the named executive officers in the fiscal year ended January 2, 1994.

                                                                                                    POTENTIAL REALIZABLE
                                                          INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                                      ---------------------------------------------------------     ANNUAL RATES OF STOCK
                                                       % OF TOTAL                                    PRICE APPRECIATION
                                                        OPTIONS                                              FOR
                                        OPTIONS        GRANTED TO      EXERCISE                        OPTION TERM(1)
                                      GRANTED(2)      EMPLOYEES IN       PRICE       EXPIRATION     ---------------------
                NAME                  (# SHARES)      FISCAL YEAR      ($/SHARE)        DATE         5%($)        10%($)
- ------------------------------------  -----------     ------------     ---------     ----------     --------     --------
William E. Foster...................     30,000           1.83           30.75         2/25/03      579,900      1,470,000
                                         30,000(3)        1.83           23.25         9/08/03      438,700      1,111,600
Gary E. Haroian.....................     40,000           2.44           30.75         2/25/03      773,200      1,960,000
                                         22,000(3)        1.34           23.25         9/08/03      321,600       815,200
Robert E. Donahue...................     15,000           0.92           30.75         2/25/03      290,000       735,000
                                          9,000(3)        0.55           23.25         9/08/03      131,600       333,500
Richard L. Tarulli..................     15,000           0.92           30.75         2/25/03      290,000       735,000
                                         15,000           0.92           21.00         8/09/03      198,800       502,100
                                         15,000(3)        0.92           23.25         9/08/03      219,000       556,000
Robert A. Freiburghouse.............     20,000           1.22           30.75         2/25/03      386,600       980,000
                                         18,000(3)        1.10           23.25         9/08/03      263,190       666,900
Paul R. Tucker......................     12,000           0.73           30.75         2/25/03      232,000       588,000
                                         15,000(3)        0.92           23.25         9/08/03      219,300       555,800

- ---------------

(1) As required by the rules of the Securities and Exchange Commission, potential values are stated based on the prescribed assumption that the common stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore do not reflect past results and are not intended to forecast possible future appreciation, if any, in the price of the common stock.

(2) All options are exercisable, but the underlying shares are subject to vesting over a five-year period.

(3) Issued pursuant to a share for share option exchange program. See Ten-Year Option Repricing Table below.


III.  OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth, for the named executive officers, the number of shares for which stock options were exercised in the fiscal year ended January 2, 1994, the realized value or spread (the difference between the exercise price and market value on date of exercise) and the number and unrealized spread of the unexercised options held by each at fiscal year end.

                                                                          NUMBER
                                                                           OF            VALUE OF
                                                                        UNEXERCISED     UNEXERCISED
                                                                         OPTIONS         IN-THE-MONEY
                                           SHARES                          AT            OPTIONS
                                          ACQUIRED                       FY-END             AT
                                            ON            VALUE            (#             FY-END
                 NAME                     EXERCISE(#)    REALIZED($)     SHARES)(1)       ($)(1)
- ---------------------------------------   -----------    -----------     ----------       --------
William E. Foster......................   37,500         703,125         117,500        1,083,438
Gary E. Haroian........................        0               0          99,830          684,029
Robert E. Donahue(2)...................        0               0          33,320          194,384
Richard L. Tarulli(2)..................        0               0          64,500          542,438
Robert A. Freiburghouse................   17,275         330,384          66,105          553,338
Paul R. Tucker(2)......................    6,650         126,350          47,000          409,375

- ---------------

(1) With the exception of Mr. Freiburghouse, whose options are fully vested, all shares shown are exercisable and are subject to vesting in accordance with a five-year schedule from date of grant of each stock option award. Options may be exercised at any time after the date of grant, but may not be disposed of until they have vested. Options vest at the rate of 5% every three (3) months over a five (5) year period from the date of grant. The following number of shares held by the named executive officers were fully vested as of fiscal year-end: Mr. Foster, 16,000 shares, Mr. Haroian, 29,190 shares, Mr. Donahue, 7510 shares, Mr. Tarulli, 11,350 shares, Mr. Freiburghouse, 66,105 shares, and Mr. Tucker, 5,950 shares.

(2) Does not include 732 shares purchased by Mr. Donahue, 653 shares purchased by Mr. Tarulli and 519 shares purchased by Mr. Tucker during 1993 under the Company's Employee Stock Purchase Plan.


IV.  TEN-YEAR OPTION REPRICING TABLE

     As discussed in the report on executive compensation below, in 1993 the Company gave holders of stock options, including executive officers, the opportunity to exchange certain of those options for new options with a lower exercise price and with a new five year vesting schedule beginning on the grant date of the new option. The following table sets forth certain information concerning the exchange and repricing, during the last ten fiscal years, of options held by the named executive officers and any other persons who have been executive officers of the Company.

                                                             MARKET
                                                             PRICE
                                               NUMBER          OF
                                                 OF          STOCK         EXERCISE
                                               OPTIONS         AT            PRICE                        LENGTH OF ORIGINAL
                                               REPRICED       TIME          AT TIME           NEW           TERM REMAINING
                                                 (#            OF              OF             EXERCISE         AT DATE OF
            NAME                 DATE          SHARES)       REPRICING     REPRICING         PRICE           REPRICING(1)
- ----------------------------   --------        ------        ---------    -----------        -----        ------------------
William E. Foster...........   10/12/90        85,000        15.25        19.75-21.50        15.25              8Y  1M
                                 9/8/93        30,000        23.25           40.00           23.25              8Y  3M
Gary E. Haroian.............    12/7/87         6,400        18.00        19.75-21.50        18.00              8Y 11M
                               10/12/90         9,350        15.25           20.00           15.25              5Y  2M
                                 9/8/93        22,000        23.25           40.00           23.25              8Y  3M
Robert E. Donahue...........    12/7/87         5,600        18.00        19.75-20.25        18.00              8Y 11M
                               10/12/90         3,400        15.25           20.00           15.25              5Y  2M
                                 9/8/93         9,000        23.25           40.00           23.25              8Y  3M
Richard L. Tarulli..........   10/12/90        11,000        15.25         20-22.25          15.25              8Y  1M
                                 9/8/93        15,000        23.25           40.00           23.25              8Y  3M
Robert A. Freiburghouse.....    12/7/87        18,000        18.00        19.75-21.50        18.00              8Y 11M
                               10/12/90        31,100        15.25         18-21.25          15.25              8Y  1M
                                 9/8/93        18,000        23.25           40.00           23.25              8Y  3M
Paul R. Tucker..............    12/7/87         4,000        18.00           28.25           18.00              9Y  1M
                               10/12/90        20,000        15.25         20-21.25          15.25              8Y  1M
                                 9/8/93        15,000        23.25           40.00           23.25              8Y  3M
John H. Curtis(2)...........    12/7/87        13,500        18.00        19.25-21.50        18.00              8Y 11M
William H. Thompson(3)......    12/7/87         2,000        18.00           28.25           18.00              9Y  1M
James E.D. Austin(4)........    12/7/87        12,800        18.00        19.75-21.50        18.00              8Y  1M
                               10/12/90        36,000        15.25        18.00-21.50        15.25              8Y 11M

- ---------------

(1) All original options had ten-year terms and a five-year vesting schedule. All repriced options have a new ten-year term and a new five-year vesting schedule beginning on the grant date.

(2) Mr. Curtis served as Chief Financial Officer from 1980 to 1985, Senior Vice-President and Chief Operating Officer in 1986, and Senior Vice-President of Sales from 1987 to 1988.

(3) Mr. Thompson served as North American Vice-President of Sales from 1983 to 1986, Senior Vice-President of Marketing from 1987 to 1988, and Senior Vice-President/General Manager for the System/88 Division in 1989.

(4) Mr. Austin served as Senior Vice-President of Manufacturing from 1983 to 1989, Vice President of Corporate Manufacturing in 1990, and Vice-President for Corporate Quality from 1991 to 1992.


                             DIRECTORS COMPENSATION

     Each director of the Company who is not an employee is paid $12,500 per year and $1,000 for each meeting of the Board attended. In addition, members of the Audit Committee, Compensation and Stock Option Committee and any other special committees formed from time to time are paid $1,000 for each meeting of such committee attended. Directors of the Company who are not employees have also been granted stock options in connection with the performance of their duties.

     The following report on executive compensation and the Performance Graph on page 11 shall not be incorporated by reference into any filings by the Company with the Securities and Exchange Commission.

               COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The following report prepared by the Compensation and Stock Option Committee, addresses the Company's executive compensation policies and the basis on which fiscal 1993 executive officer compensation determinations were made. The Committee (aided by compensation professionals employed by the Company) designs and approves all components of executive pay.

To ensure executive compensation is designed and administered in an objective manner, the Committee's members are all non-employee directors. The duty of the Committee is to set the base salary and variable compensation for all executive officers, as well as the design of all other elements of the executive pay program.

POLICY: The Company's overall policy for compensating its executive officers is to establish aggregate compensation levels which (i) provide appropriate incentives for individual and Company performance, (ii) are sufficiently competitive within the computer/high-technology industry to retain and, when necessary, attract executive officers who are capable of leading the Company to achieve its business objectives, (iii) reward outstanding performance, and (iv) tie the interests of the Company's executives to the interests of the Company's stockholders.

The principal components of the executive compensation programs are base salary, variable bonus and stock options, as described below. In addition, executives are eligible to participate, on a non-discriminatory basis, in various benefit programs provided to all full-time employees, including the capital accumulation and employee stock purchase plans and the group medical, disability and life insurance programs. In reaching its decisions with regard to the actual compensation levels, the Committee takes into consideration all elements of the program rather than any one element in isolation.

Competitive market data is obtained by using market standard surveys. This competitive market data compares the Company's compensation programs to those of a group of computer/high-technology companies consisting of substantially the same companies as the industry index shown on the stock performance graph below. The Company's overall compensation is generally targeted at the mid-range of the comparison group.

BASE SALARY AND VARIABLE BONUS: The 1993 executive compensation program was designed with a view toward continuing the process begun in 1991 of more directly tying the performance of the Company to the executive officers' compensation.

Consistent with the foregoing, Mr. Foster's base salary for 1993 was reduced by approximately 5% compared to 1992, while his potential bonus was increased by 150% compared to 1992, resulting in an overall targeted annual compensation increase of approximately 15% over 1992. The Committee determined that the overall targeted compensation was approximately at the mid-range of compensation for chief executive officers of comparable companies. Mr. Foster's potential bonus for 1993 was based upon attainment by the Company of certain goals for revenue and earnings per share. In fact, Mr. Foster received no bonus amount in respect of earnings per share as the Company did not achieve the minimum earnings per share goal set for purposes of his bonus. His bonus of $29,100 resulted from the extent of the Company's attainment of the applicable revenue goal established for bonus purposes.

Approximately 75% of the aggregate targeted annual compensation for the other five executive officers for 1993 consisted of base salaries, and the remainder consisted of potential bonuses predicated upon attainment of certain goals based on a combination of (i) for all executive officers, earnings per share of the Company and (ii) for Messrs. Haroian and Donahue, revenues of the Company and (iii) for Messrs. Tarulli, Frieburghouse and Tucker, revenues of the respective divisions for which they had responsibility. The overall targeted annual compensation for each of the executive officers was determined by the Committee to be approximately at the mid-range of compensation for similar positions in comparable companies.

STOCK OPTIONS: The Committee believes that stock ownership by executive officers is important in aligning management and stockholder interests in the long term enhancement of stockholder value. Since the early years of the Company, stock options have been granted to executive officers and other key employees annually. The options granted to executive officers have had exercise prices equal to the fair market value of the stock on the date of grant and have vested over five years. Prior to 1992, stock option awards were made in the latter part of each year. In 1992, the Committee changed the timing of option awards to coincide with performance appraisals and compensation actions, which are made in the early part of each year. Accordingly no options were granted in 1992 and the 1993 option awards were made in February of that year.

     The number of shares for which options were granted to executive officers in 1993 was determined by the Committee based upon consideration of several factors including the executive's position, his past and future expected performance, the competitive survey data as described above, and the number of shares under options previously granted.

COMPENSATION NOT QUALIFYING FOR TAX DEDUCTIBILITY: New Section 162(m) of the Internal Revenue Code, adopted in 1993, provides in general that compensation to certain individual executive officers during any year in excess of $1 million is not deductible by a public company. The Committee believes that, given the general range of salaries and bonuses for executive officers of the Company, and the amendment to the stock option plans to be acted upon at the stockholder's meeting (see Item 2 of Notice), the $1 million threshold of Section 162(m) will not be reached by any executive officer of the Company in the foreseeable future. Accordingly, the Committee has not considered what its policy regarding compensation not qualifying for federal tax deductibility might be at such time, if ever, as that threshold is within range of any executive officer.

                                     Compensation and Stock Option Committee

                                         ALEXANDER V. D'ARBELOFF
                                         ARTHUR CARR
                                         PAUL J. FERRI
                                         GARDNER C. HENDRIE
                                         ROBERT A. MORRILL

                    COMPENSATION AND STOCK OPTION COMMITTEE
                           REPORT ON OPTION REPRICING

     The Committee decided in September 1993 that the exercise prices of certain stock options previously granted was at such a high level that the incentives associated with such options had been substantially negated. Accordingly, the Committee authorized the Company to offer, to all employees who held outstanding options with an exercise price of $40.00 or greater, the opportunity to exchange such options on a one-for-one basis for new options. The new options issued pursuant to such exchange had an exercise price of $23.25, which was the fair market value of the common stock on the date of the exchange. Optionees who elected to make the exchange received the lower exercise price and a new ten-year option, but lost the accumulated vesting on the exchanged and cancelled options; a new vesting schedule began on the new options at a rate of 5% per quarter from the date of grant. Following consideration of various factors, the Committee determined that executive officers would be entitled to participate in the exchange program on the same basis as all other employees holding such options.

                                     Compensation and Stock Option Committee

                                         ALEXANDER V. D'ARBELOFF
                                         ARTHUR CARR
                                         PAUL J. FERRI
                                         GARDNER C. HENDRIE
                                         ROBERT A. MORRILL

                            STOCK PERFORMANCE GRAPH

     The following graph assumes an investment of $100 on December 31, 1988 and compares annual changes thereafter in the market price of the Company's common stock with a broad market index (S&P 500) and an industry index (S&P Computer Systems). The Company paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.



                           STOCK PERFORMANCE GRAPH

                          88    89      90      91      92      93
S&P 500                  100  131.69  127.60  166.47  179.15  197.21
Stratus                  100   84.40   84.86  182.57  124.31  115.14
S&P Comp Sys             100   83.00   93.00   82.65   60.67   62.97


                    CLOSE OF BUSINESS AT CALENDAR YEAR END

               COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The members of the Compensation & Stock Option Committee are Messrs. D'Arbeloff, Carr, Ferri, Hendrie and Morrill. Mr. Hendrie was a founder of the Company and was employed by the Company in various executive positions until 1985. Mr. Haroian, President, Chief Operating Officer and a member of the Board of Directors of the Company, served as a director of Bytex Corporation until November 1993; Mr. Carr, was Chairman, President and Chief Executive Officer of Bytex Corporation until November 1993.

                  APPROVAL OF AMENDMENTS TO STOCK OPTION PLANS

                               (ITEM 2 OF NOTICE)

     On January 25, 1994 the Board of Directors of the Company adopted amendments to both the 1983 Incentive Stock Option Plan ("1983 Plan") and the Non-Qualified Common Stock Option Plan ("NQSO Plan") (see plan descriptions below) to (i) increase the maximum combined aggregate number of shares authorized to be issued under both plans so that, as amended, the maximum aggregate number of shares available under both plans combined is 8,780,200, an increase of 1,100,000 shares and (ii) to limit the number of shares for which options may be granted to any person in any fiscal year to a maximum of 100,000 shares per plan. The purpose of the increase in the combined number of shares was to permit the continuing grant of stock options, which the Board of Directors believes is necessary to continue to attract and retain key employees. The purpose of the limitation on the number of shares for which options may be granted is to enable taxable compensation to executives in respect of such options to be exempt from the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) provides in general that compensation to certain individual executive officers during any year in excess of $1 million is not deductible by a public company for federal tax purposes. However, compensation pursuant to plans meeting certain qualifications is not included in determining the deductibility limitation, and the Company believes that, with the amendment limiting the number of shares for which options may be granted, the Company's plans will meet such qualifications.

     Approval of the amendments by the stockholders is sought in order to meet the stockholder approval requirements of (i) the respective plans, (ii) Section 422 of the Code, which requires stockholder approval of any increase in the number of shares which may be issued under an ISO Plan, (iii) Rule 16(b)-3 of the Securities Exchange Act of 1934, which, in the case of certain option plans which have been approved by stockholders, prevents the grant of options to directors, officers, and certain other affiliates from being deemed "purchases" for purposes of the profit recapture provisions of Section 16(b) of that Act and, (iv) Section 162(m) of the Code, which among other qualifications requires stockholder approval of an option plan to exempt the spread (the difference between the exercise price and the market value at the time of exercise) of NSOs from the limitation on deductibility under that section. The executive officers and certain directors of the Company who may receive such options will benefit from such approval. The Board of Directors recommends stockholder approval of the amendment.

  1983 Stock Option Plan

     The 1983 Plan currently provides for the grant, to key employees of the Company, of either "incentive stock options" ("ISOs") within the meaning of the Internal Revenue Code or "nonstatutory stock options" ("NSOs") for the purchase of common stock of the Company. The exercise price for ISOs granted under the 1983 Plan must be at least equal to the fair market value of the underlying shares of common stock at the time of grant, and the exercise price for NSOs granted under the 1983 Plan must be at least equal to 50% of the fair market value of the underlying shares of common stock at the time of grant. The 1983 Plan is administered by the Compensation and Stock Option Committee of the Board of Directors, which determines the option price, exercise period and other terms and conditions of options at the time of each grant. All options granted to date under the 1983 Plan become exercisable in full not later than one year from the date of grant, expire ten years from the date of grant to the extent not exercised, are nontransferable by the optionee, and are exercisable only during the employment of the optionee by the Company and, in certain cases, for a limited period thereafter. Shares of common stock purchased pursuant to the options vest in accordance with a five-year schedule from the date of grant. Any shares not vested upon termination of employment are subject to the Company's right of repurchase at the original purchase price. It is expected that options granted in the future under the 1983 Plan will have terms and conditions substantially the same as those described above. Approximately 700 employees of the Company are eligible to receive options under the 1983 Plan.

  Non-Qualified Stock Option Plan

     The Non-Qualified Common Stock Option Plan (the "NQSO Plan") provides for the grant, to key employees and directors of the Company, of NSO's for the purchase of common stock of the Company. The NQSO Plan is administered by the Compensation and Stock Option Committee, which determines the option price, exercise period and other terms and conditions of options at the time of each grant. To date, the terms and conditions of options granted under the NQSO Plan have been substantially the same as those described above for options under the 1983 Plan. Approximately 700 employees of the Company are eligible to receive options under the NQSO Plan.

     Currently, the only material differences between the 1983 Plan, as it provides for NSOs, and the NQSO Plan is that the NQSO Plan permits (i) the grant of NSOs (other than to directors) having exercise prices less than 50% of the fair market value of the underlying shares at the time of grant, and (ii) the grant of NSOs to directors who are not employees of the Company. Under both Plans, the grant of options to directors, whether or not employees, are subject to certain limitations.

  Federal Income Tax Information

     For federal tax purposes, no taxable income is recognized by the optionee upon grant of any option. No taxable income is recognized by the optionee upon exercise of an ISO so long as the shares acquired are held for at least two years from the date of grant and one year from the date of exercise and, correspondingly, there is no compensation deductible by the Company. Upon sale of the shares by the optionee after such holding periods, any gain or loss over the exercise price is long-term capital gain or loss. In the case of NSOs, ordinary compensation income is recognized by the optionee upon exercise in the amount of any excess of the then fair market value over the exercise price, and the Company is entitled to a corresponding deduction. In the event an optionee disposes of shares purchased under an ISO before the holding periods referred to above are met, the disposition is treated similarly to the exercise of an NSO. The foregoing general summary is not intended to be exhaustive, does not address certain special federal tax provisions, and does not address state, municipal or foreign tax laws.

  Option Grants and Outstanding Option Totals

     During the fiscal year ended January 2, 1994, NSOs for the purchase of 1,637,083 shares of common stock were issued under the 1983 Plan, of which approximately 650,000 were issued pursuant to the share for share exchange program described above and approximately 170,000 were issued to employees of subsidiaries in connection with certain acquisitions. The exercise prices of substantially all such options were equal to the fair market value of the underlying shares at the time of grant; options for 20,538 shares were granted to two new employees at 50% of the fair market value on the date of grant. During the fiscal year ended January 2, 1994, NSOs for the purchase of 32,500 shares of common stock were issued under the NQSO Plan. The exercise price for these shares was equal to the fair market value of the underlying shares at the time of grant. During the fiscal year ended January 2, 1994, no ISOs were granted under the 1983 plan. The following table sets forth the number of shares for which NSOs were granted during the fiscal year ended January 2, 1994 to the named executive officers, the current executive officers as a group, the non-employee directors, and the non-executive officer employees. For additional information as to options granted to the named executive officers, see the Options Grants Table above.

                                                                1983 PLAN     NSO PLAN
                                                                ---------     --------
        William E. Foster.....................................    60,000            0
        Gary E. Haroian.......................................    62,000            0
        Robert E. Donahue.....................................    24,000            0
        Richard L. Tarulli....................................    45,000            0
        Robert A. Freiburghouse...............................    38,000            0
        Paul R. Tucker........................................    27,000            0
        Current executive officers as a group.................   191,000            0
        Non-employee directors as a group.....................                 48,750
        Non-executive officer employees....................... 1,340,083

     At January 2, 1994, options outstanding under both the 1983 Plan and the NQSO Plan were for the purchase of an aggregate of 2,825,874 shares of common stock, and of the 7,680,200 authorized shares, 1,427,844 shares remained available for grant under the Plan.

             APPROVAL OF AMENDMENTS TO EMPLOYEE STOCK PURCHASE PLAN

                               (ITEM 3 OF NOTICE)

     On January 25, 1994 the Board of Directors of the Company adopted an amendment to the Employee Stock Purchase Plan ("ESPP") to extend the expiration date of the ESPP until December 31, 2004; the other terms of the ESPP remain unchanged. The ESPP was originally approved by the stockholders in April of 1984, with an expiration date of December 31, 1994. Approval of the Shareholders is sought to meet the Shareholder approval requirements of the ESPP and of Rule 16(b)-3 of the Securities and Exchange Act of 1934. The Board of Directors believes that the ESPP provides an important incentive to all employees and therefore recommends stockholder approval of the amendment.

     The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. As such, no income is taxable to a participant until shares which have been purchased are sold, and the federal tax treatment upon sale depends upon whether the shares have been held for two years following the beginning of the applicable offering period and one year from the date of purchase. If shares are held for those periods, there is no compensation deduction for the Company. The purpose of the ESPP is to provide employees of the Company (of which there are approximately 2,600) an opportunity to participate in the growth and development of the Company through the purchase of common stock. The plan is implemented by offerings from time to time and for such offering period(s) as determined by the Board of Directors or the Compensation and Stock Option Committee of the Board. Each offering period shall be no longer than twenty-seven months. The price at which common stock is purchased under the plan is the lower of 85% of its fair market value at the commencement of an offering period, or 85% of its fair market value on the last day of the offering period. The maximum value of common stock an employee may purchase during an offering period is 10% of the employee's annual rate of compensation at the time the option is granted. As of February 22, 1994, of the 1,700,000 shares authorized under the ESPP, 614,619 shares remain available for issuance under further offerings. The following table sets forth the number of shares purchased under the

ESPP during the fiscal year ended January 2, 1994 by the named executive officers, the current executive officers as a group, and the non-executive officer employees.

                                                                            NO. OF
                                                                            SHARES
                                                                            -------
          William E. Foster...............................................        0
          Gary E. Haroian.................................................        0
          Robert D. Donahue...............................................      732
          Richard L. Tarulli..............................................      653
          Robert A. Freiburghouse.........................................        0
          Paul R. Tucker..................................................      519
          Current executive officers as a group...........................    1,385
          Non-executive officer employees.................................  240,756

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                               (ITEM 4 OF NOTICE)

     Subject to approval by the stockholders, the Board of Directors has selected the firm of Ernst & Young as independent auditors of the Company for the fiscal year ending January 1, 1995.

     Although there is no legal requirement that this matter be submitted to a vote of the stockholders, the Board of Directors believes that the selection of independent auditors is of sufficient importance to seek stockholder ratification. In the event the selection of Ernst & Young is not ratified by the affirmative vote of a majority of the shares represented and voting at the meeting, the Board will reconsider its selection.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews.

     Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than November 7, 1994, for inclusion in the proxy statement for that meeting. Other requirements for inclusion are set forth in Rule 14a-8 under the Securities Exchange Act of 1934 as amended.

                                            By order of the Board of Directors

                                            FREDERICK S. PRIFTY, Clerk
March 15, 1994

     The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

PROXY



                            STRATUS COMPUTER, INC.

                    Proxy Solicited by Board of Directors
                      for Annual Meeting April 19, 1994

        The undersigned stockholder of Stratus Computer, Inc. hereby appoints Alexander V. d'Arbeloff, Paul J. Ferri, William E. Foster and Gary Haroian, or any one or more of them, attorneys and proxies for the undersigned with power of substitution in each to act for and to vote, as designated below, with the same force and effect as the undersigned, all shares of Stratus Computer, Inc. common stock standing in the name of the undersigned at the Annual Meeting of Stockholders of Stratus Computer, Inc. to be held at the Company's offices, 55 Fairbanks Boulevard, Marlborough, Massachusetts on April 19, 1994 at 2:00 PM and any adjournments thereof.


        WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL GRANT AUTHORITY TO VOTE FOR ALL NOMINEES FOR CLASS I DIRECTORS AND WILL BE VOTED "FOR" THE OTHER PROPOSALS. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE HOLDER'S BEST JUDGMENT AS TO ANY OTHER MATTERS.


             To elect two Class I Directors for the ensuing year.

                 NOMINEES: Arthur Carr and William E. Foster

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                                                         ------------------
                                                          SEE REVERSE SIDE
                                                         ------------------

- ---   Please mark
 X    votes as in
- ---   this example.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE TH MEETING OR ANY ADJOURNMENT THEREOF.

The undersigned hereby acknowledges receipt of the Notice of said meeting and the related Proxy Statement.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.


1.  Election of Class I Directors (see reverse side).

       FOR
     NOMINEES  /  /      WITHHELD  /  /    FOR ALL NOMINEES EXCEPT AS NOTED ABOVE   /  /

2.  Approve amendments to 1983 Stock Option Plan and Non-Qualified Common Stock Option Plan to
    (a) increase the maximum aggregate number of shares authorized to be issued under both plans and (b) limit the number of shares for which options may be granted to any person in any fiscal year.

      FOR  /  /    AGAINST  /  /    ABSTAIN  /  /

3.  Approve amendment to the Employee Stock Purchase Plan extending the Plan for a ten year period.

      FOR  /  /    AGAINST  /  /    ABSTAIN  /  /

4.  Ratify Ernst & Young as independent auditors.

      FOR  /  /    AGAINST  /  /    ABSTAIN  /  /



             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   /  /


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:______________________________ Date___________________

Signature:______________________________ Date___________________